Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is effective on the Commencement Date (as defined below), by and between Insmed Incorporated, a Virginia corporation (“Insmed”), and Samuele Butera (hereinafter, the “Executive” and, collectively with Insmed, “the “Parties.”).
WITNESSETH:
WHEREAS, Insmed desires to employ the Executive and the Executive desires to be employed by Insmed on the terms herein described.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:
1.Definitions. When used in this Agreement, the following terms shall have the following meanings:
(a)“Accrued Obligations” means:
(i)all accrued but unpaid Base Salary through the end of the Term of Employment;
(ii)any unpaid or unreimbursed necessary and reasonable business expenses incurred in accordance with Insmed policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment; and
(iii)any accrued but unpaid benefits provided under Insmed’s employee benefit plans, subject to and in accordance with the terms of those plans.
(b)“Affiliate” means any entity in which Insmed has a substantial direct or indirect equity interest.
(c)“Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(b) hereof.
(d)“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(e)“Board” means the Board of Directors of Insmed.
(f)“Bonus” means any bonus payable to the Executive pursuant to Section 4(c) hereof.
(g)“Cause,” as it relates to the termination of employment, means:
(i)a crime involving moral turpitude or a felony;

(ii)conduct by the Executive that has an adverse impact to Insmed or any Affiliate or employee;
(iii)failure to adequately perform job duties or refusal to do so;
(iv)fraud, embezzlement, theft, destruction, or dishonesty by the Executive against Insmed or any Affiliate or employee, or a violation by the Executive of a policy or procedure of Insmed or any Affiliate that has a material adverse impact to Insmed or any Affiliate or employee;
(v)a material breach by the Executive of this Agreement and failure by the Executive to remedy the material breach within 30 days after receipt of written notice of same from the Board or his management;
(vi)intoxication at work or use of narcotics or alcohol to an extent that materially impairs the Executive’s performance of their job duties; or
(vii)    job abandonment.
(h)“Change in Control” means:
(i)The acquisition by any Person of Beneficial Ownership of at least 50% of either: (A) the value of the then outstanding shares of common stock of Insmed (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Insmed entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from Insmed; (w) any acquisition by Insmed; (x) any acquisition by any Person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Insmed or any subsidiary of Insmed; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)During any period of two consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by Insmed’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Insmed or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Insmed, or the acquisition of assets or stock of another entity by Insmed or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Insmed or all or substantially all of Insmed’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of Insmed or such Acquiring Corporation) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)approval by the shareholders of Insmed of a complete liquidation or dissolution of Insmed.
Notwithstanding the foregoing, no event or transaction will constitute a Change in Control hereunder unless it also constitutes a “change in control event” under Section 409A of the Code.
(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Commencement Date” shall be the date on which Executive commences employment with Insmed, which will be on June 23, 2026.
(l)“Competitive Activity” shall be as defined in Exhibit C, Insmed Restrictive Covenant Agreement.
(m)“Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six months or more in any 12-month period, by reason of any medically determinable physical, emotional, or mental impairment provided that Insmed shall grant additional unpaid leave to the extent required by law.
(n)“Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by Insmed to the Executive and consistent with the terms and conditions of Insmed’s equity award agreements and incentive plans applicable to such awards.
(o) “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties that are incurred by the Executive with respect to any such excise tax.
(p)“Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) Insmed’s or any Affiliate’s requiring the Executive to be based at any office or location outside of 50 miles from the location of employment or service as of the Commencement Date, except for travel reasonably required in the performance of the Executive’s responsibilities; or (iv) any other action or inaction that constitutes a material breach by Insmed of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six months following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides Insmed with written notice of the existence of such condition within 90 days after the initial existence of the condition, and Insmed fails to remedy the condition within 30 days after its receipt of such notice.
(q)“Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.
(r)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.
(s)“Pro-Rata Bonus” means the Bonus based on actual corporate performance outcomes (75% of overall bonus) and 100% of personal performance at target (25% of overall bonus) for that year that (but for the cessation of the Executive’s employment) would otherwise have been payable to the Executive for the fiscal year in which the Termination Date occurs, multiplied by the following fraction: (i) the number of days that the Executive was employed by Insmed during that fiscal year, divided by (ii) 365. For this purpose, the Bonus that would otherwise have been payable to the Executive shall be determined in good faith and in the same manner applicable to active named executive officers of Insmed.
(t)“Severance Amount” shall mean a maximum amount equal to one-half of the Executive’s annual Base Salary, as in effect immediately prior to the Termination Date.
(u)“Term of Employment” means the period during which the Executive shall be employed by Insmed pursuant to the terms of this Agreement, which period shall begin on the Commencement Date and continue until terminated in accordance with Section 6 hereof.

(v)“Termination Date” means the date on which the Term of Employment ends.
2.Employment. Insmed hereby agrees to employ the Executive and the Executive hereby agrees to serve Insmed during the Term of Employment on the terms and conditions set forth herein.
3.Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Senior Vice President, General Manager, Global Respiratory, reporting to William H. Lewis, Chair and Chief Executive Officer. The Executive shall have such duties typically associated with such title, including, without limitation, such duties as described in the job posting for the position. The Executive shall faithfully and diligently perform all services consistent with the position as may be assigned by executive management or the Board in their discretion. The Executive shall devote their full business time, attention, and efforts to the performance of their duties under this Agreement, render such services to the best of their ability, and use their reasonable best efforts to promote the interests of Insmed. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of Insmed or its Affiliates, (ii) constitute a Competitive Activity, (iii) interferes with the proper and efficient performance of their duties for Insmed, or (iv) interferes with the exercise of their judgment in Insmed’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (w) serve on up to two outside corporate or scientific advisory boards with prior notice to, and approval by, the Chief Legal Officer or Chief People Strategy Officer, (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not constitute a Competitive Activity or significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to Insmed in accordance with this Agreement.
4.Compensation.
(a)Base Salary. The Executive shall receive a Base Salary at the annual rate of $575,000.00 during the Term of Employment, with such Base Salary payable in installments consistent with Insmed’s normal payroll schedule, subject to applicable withholding and other taxes.
(b)Merit. The Base Salary shall be reviewed, at least annually, for merit increases and may be increased at any time or from time to time.
(c)Bonus. During the Term of Employment, the Executive shall have a target bonus opportunity equal to 50% of their current Base Salary (the “Target Bonus”). The actual bonus payout, if any, shall be based on the satisfaction of both corporate performance criteria to be established by the Compensation Committee of the Board within the first three months of each fiscal year that begins during the Term of Employment, and individual performance criteria, all in the sole and absolute discretion of Insmed. Except as otherwise provided herein, receipt of the Target Bonus will be subject to the Executive’s continued employment through the date earned on the applicable payment date.
(d)Long Term Incentive (LTI). Commencing in 2026, the Executive shall be eligible to participate in Insmed’s long term incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee of the Board in its sole discretion, to receive a discretionary annual equity award grant comprised of stock options and/or Restricted Stock Units consistent with and subject to the terms and conditions of Insmed’s incentive plans and equity award agreements, and in Insmed’s sole discretion (“LTI Award”). Insmed reserves the right in its sole and absolute discretion to modify, alter or supersede the terms and conditions of its discretionary LTI Award grants at any time. Except as otherwise provided herein, receipt of the LTI Award will be subject to the Executive’s continued employment through the date of grant, and vesting is subject to continued employment.
(e)Proration. The Executive’s Target Bonus payment and merit increase to be awarded in the first quarter of 2027 will not be prorated to the Commencement Date.
(f)Sign-On Bonus. In addition, upon the Commencement Date, the Executive will receive a $100,000.00 sign-on bonus to be paid 50% upon the next regularly scheduled payroll following ninety (90) days from the Commencement Date and 50% upon the next regularly scheduled payroll following one hundred eighty (180) days from the Commencement Date. All sign-on bonuses are subject to the appropriate payroll taxes. Should the Executive resign without Good Reason within twelve (12) months of the Commencement Date, the Executive agrees that the full amount of any sign on bonus paid to the Executive shall be immediately due and owing to Insmed. Should the Executive resign without Good Reason within thirteen (13) to eighteen (18) months of the Commencement Date, the Executive agrees that 50% of the sign on bonus paid to the Executive shall be immediately due and owing to Insmed. The Executive further agrees to reimburse Insmed for such bonus amounts within fourteen (14) days of resignation and agrees that Insmed may, without limiting any other rights or remedies it may have, deduct the amount due from any wages or other payments owed to the Executive by Insmed on or after her resignation, to the extent permitted by law.
5.Expense Reimbursement and Other Benefits.
(a)Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to applicable law and such rules and guidelines as Insmed may from time to time adopt with respect to the reimbursement of expenses of executive personnel, Insmed shall reimburse the Executive for all reasonable and necessary business expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of Insmed. The Executive shall account to Insmed in writing for all expenses for which reimbursement is sought and shall supply to Insmed copies of all relevant invoices, receipts or other evidence reasonably requested by Insmed.
(b)Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans that are in effect and offered by Insmed to its executive personnel, subject to the general eligibility and participation provisions set forth in such plans. Provided, however, that (i) the Executive’s right to participate in such plans will not affect Insmed’s right to amend or terminate any such plan in accordance with the terms of such plan; (ii) the Executive acknowledges that the Executive will have no vested rights under any such plan except as expressly provided under the terms thereof; and (iii) the rights, benefits, and obligations of Insmed and the Executive are subject to and controlled by the terms of such plans.
(c)Working Facilities. During the Term of Employment, Insmed shall furnish the Executive with an office, administrative help and such other facilities similar to those provided to similarly situated executives of Insmed. The Executive’s principal place of employment (subject to reasonable travel) shall be Bridgewater, New Jersey.
(d)Equity Award. As a material inducement to entering into this Agreement, subject to approval by the Board or a committee thereof, Executive will be granted options to purchase common stock of Insmed (“Stock Options”) equivalent to the Black-Scholes value of $750,000.00 and granted Insmed Restricted Stock Units (“RSUs”) equivalent to the value of $750,000.00.
The exact number of Stock Options granted will be determined using a Black-Scholes calculation based upon the closing price of Insmed common stock on June 23, 2026 (the “Grant Date”). The option exercise price will be equal to the closing trading price of Insmed common stock on the Grant Date. In addition, the exact number of RSUs will be determined by dividing the dollar amount for RSUs specified above by the closing price of Insmed common stock on the Grant Date.
The Stock Options and RSUs have a four-year vesting schedule, with (i) twenty-five percent (25%) of the Stock Options vesting on the first anniversary of the first of the month following the Grant Date (the “Initial Vesting Date”) and an additional twelve and one-half percent (12.5%) vesting every six months thereafter, and (ii) twenty-five percent (25%) of the RSUs vesting on the Initial Vesting Date and an additional twenty-five percent (25%) vesting on each one-year anniversary thereof, in each case subject to Executive’s continued employment with Insmed on each such vesting date.
The Stock Options and RSUs will each be subject to the applicable plan and award documentation for Stock Options and RSUs (“Award Documents”). In the event of any inconsistency between this Agreement and the Award Documents, the plan shall control. For the avoidance of doubt, the provisions in Sections 6(e)(iv), 6(f)(vi) and 6(g)(iii) below shall not be considered an inconsistency for purposes of the preceding sentence.
(e)Vacation. The Executive shall be entitled to take vacation time as per Insmed’s Professional Judgment Vacation Policy. This policy provides the Executive the ability, with advanced approval from their manager, to take vacation days as and when appropriate throughout the calendar year.
6.Termination.

(a)General. The Term of Employment shall automatically terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by Insmed by reason of the Executive’s Disability, (iii) a termination by Insmed with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be provided for in this Agreement or requested by Insmed in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with Insmed or any of its Affiliates.
(b)Termination by Executive Without Good Reason. The Executive may terminate their employment without Good Reason by providing Insmed no less than 30 days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(b), the Executive shall be entitled only to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended. In the event of termination of the Executive’s employment under this Section 6(b), Insmed may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.
(c)Termination by Insmed for Cause. Insmed shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. In no event shall a termination of the Executive’s employment for Cause occur unless Insmed gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable, as determined by Insmed) within a reasonable period of time, as determined by Insmed. In the event that the Term of Employment is terminated by Insmed for Cause, Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.
(d)Disability. Insmed shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive at any time during which the Executive is suffering from a Disability, provided that Insmed shall grant additional unpaid leave to the extent required by law. In the event the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to the following:
(i)the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;
(ii)any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs;
(iii)the Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs; and
(iv)any insurance benefits to which the Executive and their beneficiaries are entitled as a result of his Disability.

(e)Death. In the event the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to the following:
(i)the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;
(ii)any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs;
(iii)the Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs;
(iv)accelerated vesting, as of the Termination Date, of all time-vested Equity Awards that would have otherwise vested following the Termination Date; and
(v)any insurance benefits to which the Executive and their beneficiaries are entitled as a result of their death.
(f)Termination Without Cause or Resignation with Good Reason. Insmed may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice. If the Term of Employment is terminated by Insmed without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than one year after a Change in Control, the Executive shall be entitled to the following:
(i)The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;
(ii)Any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs;
(iii)The Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs;
(iv)The Severance Amount, payable in equal installments consistent with Insmed’s normal payroll schedule over the 6-month period beginning with the first regularly scheduled payroll date that occurs after the later of 30 days following the Termination Date or the effective date of the Release;
(v)Provided that the Executive timely elects continued coverage under COBRA, Insmed will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and their qualified beneficiaries paid by the Executive under the health and dental plans of Insmed, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of

Insmed, for 6 months (or, if less, for the duration that such COBRA coverage is available to Executive); and
(vi)Accelerated vesting, as of the Termination Date, of any time-vested Equity Awards that would have otherwise vested within six months following the Termination Date.
(g)Change in Control of Insmed. If the Executive’s employment is terminated by Insmed (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 12) without Cause or by the Executive for Good Reason during the one year period immediately following the Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(f), subject to the following enhancements:
(i)The Severance Amount will be doubled and will be paid in a lump-sum on the first regularly scheduled payroll date that occurs after the later of 30 days following the Termination Date or the effective date of the Release;
(ii)Provided that the Executive timely elects continued coverage under COBRA, Insmed will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and their qualified beneficiaries paid by the Executive under the health and dental plans of Insmed, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of Insmed, for 12 months (or, if less, for the duration that such COBRA coverage is available to Executive); and
(iii)All Equity Awards will vest in full (performance-vesting restricted stock units shall vest in accordance with the applicable award agreement).
(h)Release. All rights, payments and benefits due to the Executive under this Article 6 (other than the Accrued Obligations or any insurance benefits to which the Executive or their beneficiaries are entitled as a result of the Executive’s death or Disability) are conditioned on the Executive’s execution of a separate separation agreement to be provided by Insmed at that time that includes a general release of claims against Insmed and its Affiliates substantially in the form attached hereto as Exhibit A (the “Release”) and on that Release becoming effective and irrevocable within the required period of time specified therein.
(i)Section 280G Certain Reductions of Payments by Insmed.
(i)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Insmed to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by Insmed for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement

Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that avoids any Payment being nondeductible by Insmed because of Section 280G of the Code. To the extent necessary to avoid the loss of deduction by Insmed pursuant to Section 280G of the Code and the imposition of the e tax on the Executive pursuant to Section 4999 of the Code, the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below), and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by Insmed for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by Insmed because of Section 280G of the Code. If a reduction of any Payment is required pursuant to this Section 6(i), such reduction shall occur to the amounts in the order that results in the greatest economic present value of all payments and benefits actually made or provided to the Executive. For purposes of this Section 6(i), present value shall be determined in accordance with Section 280G(d)(4) of the Code and the Treasury regulations thereunder.
(ii)All determinations required to be made under this Section 6(i) shall be made by a tax or compensation consulting firm of national reputation selected by Insmed (the “Consulting Firm”), which shall provide detailed supporting calculations both to Insmed and the Executive within 20 business days of the date of termination or such earlier time as is requested by Insmed. Any such determination by the Consulting Firm shall be binding upon Insmed and the Executive. All fees and expenses of the Consulting Firm incurred in connection with the determinations contemplated by this Section 6(i) shall be borne by Insmed.
(iii)As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Payments will have been made by Insmed which should not have been made (“Overpayment”) or that additional Payments which were not made by Insmed should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Consulting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Consulting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by Insmed to or for the benefit of the Executive shall be promptly repaid to Insmed by the Executive. In the event that the Consulting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Insmed to or for the benefit of the Executive.
(j)Cooperation. Following the Term of Employment, the Executive shall give their assistance and cooperation willingly, upon reasonable advance notice with due consideration for their other business or personal commitments, in any matter relating to their position with Insmed, or their expertise or experience as Insmed may reasonably request, including their attendance and truthful testimony where deemed appropriate by Insmed, with respect to any investigation or Insmed’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which the Executive was involved or potentially had knowledge by virtue of their employment with Insmed. In no event shall the Executive’s cooperation materially interfere with their services for a subsequent employer or other similar service recipient. To the extent permitted by law, Insmed agrees that (i) it shall promptly reimburse the Executive for their reasonable and documented expenses in connection with rendering assistance and/or cooperation under this Section 6(j) upon the Executive’s presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).
(k)Return of Insmed Property. No later than the Termination Date (or such earlier date as may be determined by Insmed), the Executive or their personal representative shall return all Insmed property in the Executive’s possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of Insmed, its customers and clients or its prospective customers and clients. Upon request, Executive shall provide Insmed reasonable means to access and verify that no Confidential Information or other company property has been retained by the Executive on personal computers, cell phones, email or cloud storage accounts, or in any other place that is subject to the Executive’s ownership or control. Insmed may also take all action deemed appropriate to recover or protect company property.
(l)Compliance with Section 409A.
(i)General. It is the intention of both Insmed and the Executive that the benefits and rights to which the Executive is or could be entitled pursuant to this Agreement comply with or are exempt from Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) and the provisions of this Agreement shall be construed in a manner consistent with that intention.
(ii)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. Any payments that are subject to a release requirement and are scheduled to be paid prior to the date the release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the release and, if any such amounts are subject to Section 409A and the period during which the Executive has discretion to sign or revoke the release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

(iii)Six Month Delay for Specified Employees. If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is considered deferred compensation subject to Section 409A (and not exempt from Section 409A as a short term deferral or otherwise) that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such delay is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(iv)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(v)Taxable Reimbursements and In-Kind Benefits.
(A)Any reimbursements by Insmed to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the taxable year in which the expense was incurred.
(B)The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.
(C)The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
(vi)No Guaranty of 409A Compliance. Notwithstanding the foregoing, Insmed does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Insmed shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
7.Arbitration. Subject to the other terms of this Agreement, the parties agree that any dispute between the Executive and Insmed is subject to and will be resolved by binding arbitration pursuant to the terms of the Employment Arbitration Agreement attached hereto as

Exhibit B, except any claim that seeks injunctive or other equitable relief for purposes of enforcing the terms of Section 8 of this Agreement.
8.Restrictive Covenants. As a condition of Executive’s employment with Insmed, and in addition to all other conditions outlined in this Agreement, Executive will be required to sign Insmed’s Restrictive Covenant Agreement attached hereto as Exhibit C. Capitalized terms used in Exhibit C, but not specifically defined therein, shall have the meaning provided for such terms in this Agreement.
9.Representations and Warranties of Executive. The Executive represents and warrants to Insmed that:
(a)The Executive’s employment will not conflict with or result in their breach of any agreement to which the Executive is a party or otherwise may be bound;
(b)The Executive has not violated, and in connection with their employment with Insmed will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer or service recipient by which the Executive is or may be bound; and
(c)In connection with Executive’s employment with Insmed, the Executive will not use any confidential or proprietary information that they may have obtained in connection with employment with any prior employer or service provided to any prior service recipient; and
(d)The Executive has not committed any criminal act with respect to Executive’s current or any prior employment or services; and
(e)The Executive is not debarred under the provisions of the U.S. Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. 335a or under the provisions of any equivalent legislation or regulation, and to the Executive’s knowledge they are not under investigation or otherwise aware of any circumstances which may result in being debarred or excluded from participation in any federal or state healthcare program; and
(f)The Executive is not dependent on alcohol or the illegal use of drugs. The Executive recognizes that Insmed shall have the right to conduct random drug testing of its employees and that Executive may be called upon in such a manner.
10.Agreement to Abide by Insmed Policies: By executing this Agreement, the Executive acknowledges and agrees to comply with any Insmed policies, standard operating procedures (“SOPs”), and additional agreements between the Executive and Insmed which may be in effect from time to time, including, but not limited to Insmed’s Code of Business Conduct and Ethics and Insmed policies against harassment and discrimination.
11.Background Check and Authorization to Work: Executive’s employment with Insmed is contingent upon a successful background check and timely providing legal proof of identity and authorization to work in the United States.  All background checks will comply with applicable state and federal law.
All new hires are required to complete their I-9 Form within three business days of their Commencement Date in order to be in compliance with the U.S. Citizenship and Immigration Service’s requirements. Executive will receive information and instructions on completing their I-9 form with their onboarding paperwork prior to their Commencement Date. Please be sure to review these documents and complete the necessary steps as instructed. Executive is required to complete their I-9 documentation within three business days of their Commencement Date to continue their employment with Insmed.
12.Taxes. All payments or transfers of property made by Insmed to the Executive or their estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Insmed may reasonably determine it should withhold pursuant to any applicable law or regulation.
13.Assignment. Insmed shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which Insmed may hereafter merge or consolidate or to which Insmed may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Insmed hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
14.Governing Law. Except as provided for in Exhibit B and C, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.
15.Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Somerset, New Jersey, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the Superior Court of the State of New Jersey, Somerset County, or the court of the United States, District of New Jersey; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement and as permitted by New Jersey or Federal law, or in such other manner as may be provided under applicable laws or court rules in such courts.
16.Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and Insmed (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a subsequent written instrument signed by both Insmed and the Executive.
17.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt thereof. Notice shall be sent (i) if to Insmed, addressed to, 700 US Highway 202/206, Bridgewater, NJ 08807-1704, Attention: Chief Legal Officer, and (ii) if to the Executive, to their address as reflected on the payroll records of Insmed, or to such other address as either party shall request by notice to the other in accordance with this provision.
18.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to Insmed, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
19.Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of their own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that they have had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.
20.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
21.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
22.Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent Insmed or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or their breach of any term or provision of this

Agreement. Except as provided for in Exhibit B, each party shall bear its own costs and attorneys’ fees.
23.Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation arising out of, under or in connection with the express terms of this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith.
24.Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
25.No Third Party Beneficiary. The Affiliates are intended third party beneficiaries of this Agreement. Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Insmed, the Executive and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
26.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.
The offer of employment set forth in this Agreement, if not accepted by your signature, will expire at the close of business on June 8, 2026.
[signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Insmed Incorporated, a Virginia corporation

By:    /s/ S. Nicole Schaeffer
Name:    S. Nicole Schaeffer
Title:    Chief People Strategy Officer

EXECUTIVE:
                    /s/ Samuele Butera
                         Name:    Samuele Butera
                        Date:    June 2, 2026